Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey's Posts Third Quarter Results; Announces Share Repurchase Program
Ankeny, IA, March 6, 2017 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $0.58 for the third quarter of fiscal 2017 ended January 31, 2017, compared to $0.97 per share for the same quarter a year ago. Year to date, diluted earnings per share were $3.72 versus $4.54 a year ago. "Although pressures in our operating area persisted throughout the quarter, the Company continues to be an industry leader in same-store sales growth," stated Terry Handley, President and CEO. "As a demonstration of our commitment to creating shareholder value, the Board of Directors authorized a new share repurchase program of up to an aggregate of $300 million of the Company's outstanding common stock. We are excited about implementing the share repurchase program while at the same time accelerating future store growth."
Fuel - The Company's annual goal for fiscal 2017 is to increase same-store gallons sold 2.0% with an average margin of 18.4 cents per gallon. For the quarter, same-store gallons sold were up 2.6% with an average margin of 17.9 cents per gallon. "Retail fuel prices remained low and the fuel saver programs continued to benefit same-store gallons sold," said Handley. "Fuel margin per gallon for the quarter was slightly below the same quarter a year ago primarily due to rising wholesale costs throughout most of the quarter, partially offset by an increase in renewable fuel credit sales." The Company sold 16.3 million renewable fuel credits for $14.5 million during the third quarter, compared to 15.2 million renewable fuel credits in the third quarter of the prior year, which generated $9.2 million. For the nine months ended January 31, 2017, total gallons sold were up 6.5% to 1.6 billion gallons. Gross profit dollars for the same time period were down 1.0% to $292.8 million primarily due to a lower margin per gallon. Year to date, same-store gallons were up 3.0% with an average margin of 18.7 cents per gallon.
Grocery and Other Merchandise - Casey's annual goal for fiscal 2017 is to increase same-store sales 6.2% with an average margin of 32.0%. For the quarter, same-store sales were up 3.0% with an average margin of 31.1%. "The third quarter margin is in line with the same time period a year ago", said Handley. "Same-store sales for the category were consistent with the second quarter, however same-store sales excluding cigarettes accelerated from the previous quarter." Year to date, same-store sales were up 3.5% with an average margin of 31.6%. Total sales for the first nine months were up 6.1% to $1.6 billion while total gross profit dollars increased 5.4% to $501.8 million.
Prepared Food and Fountain - The goal for fiscal 2017 is to increase same-store sales 10.2% with an average margin of 62.5%. Same-store sales for the quarter were up 5.8% with an average margin of 61.7%. "Total sales for the third quarter were up 8.9%, and same-store sales accelerated from the second quarter," said Handley. "Total mobile app downloads have surpassed 700,000, and over 13% of whole pizzas sold now come from digital orders. We are encouraged by this growth from our first step towards increasing digital engagement with our customers." Year to date, total prepared food and fountain sales were up 8.7% to $720.3 million, and total gross profit dollars were up 8.4% to $450.3 million. For the first nine months, same-store sales were up 5.4% with an average margin of 62.5%.
Operating Expenses - In the third quarter, operating expenses increased 12.6% to $292.3 million. Year to date, operating expenses increased 11.2% to $879.7 million. “Both the quarter-to-date and year-to-date increases were in-line with our expectations, and primarily driven by an increase in wages due to operating more stores this year compared to the same period one year ago, the continued rollout of the various growth programs, and wage rate increases,” said Handley. "In addition, credit card fees and fuel expense combined were up $3.5 million for the quarter due to a 12.6% increase in retail fuel prices from the same time period a year ago."
Expansion - The Company’s annual goal for fiscal 2017 is to build or acquire 77 to 116 stores, replace 35 existing locations, and complete 100 major remodels. Through nine months, the Company built and opened 24 new stores, acquired 14 stores, completed 19 replacements, and remodeled 56 stores. In addition, the Company currently has 33 new stores, 21 replacement stores, and 46 major remodel stores under construction. Finally, the Company has 91 sites under agreement for future new-store construction and eight acquisition stores under contract to purchase. "We are encouraged by the growing pipeline of new-store constructions," said Handley. "We have and will continue to take steps to add resources in order to sustain a higher number of future new-store constructions, while remaining focused on acquisition opportunities."
Share-Repurchase Program - Under the approved share repurchase program, the Company is authorized to repurchase up to an aggregate of $300 million of the Company's outstanding common stock. The share repurchase authorization is valid for a period of two years. The timing and number of repurchase transactions under the program will depend on a variety of factors, including but not limited to market conditions, corporate considerations, business opportunities, debt agreements, and regulatory requirements. The program, which can be suspended or discontinued at any time, will enhance the Company's overall approach to capital allocation, which includes a growing new-store pipeline and dividend payments. "Total shareholder return remains a strong focus of the Board and management. We believe the share repurchase program provides another way to deliver value to our shareholders," stated Handley.
Dividend - At its March meeting, the Board of Directors declared a quarterly dividend of $0.24 per share. The dividend is payable May 15, 2017 to shareholders of record on May 1, 2017.
****
Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2017	2016	2017	2016
Total revenue	$1,769,993	$1,565,940	$5,660,127	$5,539,132
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,380,364	1,194,771	4,377,185	4,313,731
Gross profit	389,629	371,169	1,282,942	1,225,401
Operating expenses	292,321	259,625	879,738	791,185
Depreciation and amortization	51,152	43,822	145,682	125,028
Interest, net	10,559	10,132	31,174	30,225
Income before income taxes	35,597	57,590	226,348	278,963
Federal and state income taxes	12,762	19,491	78,941	100,025
Net income	$22,835	$38,099	$147,407	$178,938
Net income per common share
Basic	$0.58	$0.98	$3.76	$4.59
Diluted	$0.58	$0.97	$3.72	$4.54
Basic weighted average shares	39,194,671	39,033,987	39,183	39,003,820
Plus effect of stock compensation	463,445	403,421	466	397,551
Diluted weighted average shares	39,658,116	39,437,408	39,650	39,401,371

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 31, 2017	April 30, 2016
Assets
Current assets
Cash and cash equivalents	$115,721	$75,775
Receivables	34,542	27,701
Inventories	209,692	204,988
Prepaid expenses	4,726	3,008
Income tax receivable	11,021	14,413
Total current assets	375,702	325,885
Other assets, net of amortization	20,238	18,981
Goodwill	130,081	128,566
Property and equipment, net of accumulated depreciation of $1,456,308 at January 31, 2017 and $1,340,249 at April 30, 2016	2,450,358	2,252,475
Total assets	$2,976,379	$2,725,907
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	15,415	15,375
Accounts payable	230,472	241,207
Accrued expenses	140,869	130,989
Total current liabilities	386,756	387,571
Long-term debt, net of current maturities	914,955	822,628
Deferred income taxes	422,334	394,934
Deferred compensation	15,603	17,813
Other long-term liabilities	21,225	19,498
Total liabilities	1,760,873	1,642,444
Total shareholders’ equity	1,215,506	1,083,463
Total liabilities and shareholders’ equity	$2,976,379	$2,725,907
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Revenue and Gross Profit by Category (Amounts in thousands)
Three months ended 1/31/2017	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,053,990	$476,309	$228,278	$11,416	$1,769,993
Gross profit	$89,265	$148,099	$140,869	$11,396	$389,629
Margin	8.5%	31.1%	61.7%	99.8%	22.0%
Fuel gallons	498,122
Three months ended 1/31/2016
Revenue	$888,744	$453,388	$209,595	$14,213	$1,565,940
Gross profit	$85,460	$141,482	$130,027	$14,200	$371,169
Margin	9.6%	31.2%	62.0%	99.9%	23.7%
Fuel gallons	472,259

Revenue and Gross Profit by Category (Amounts in thousands)
Nine months ended 1/31/2017	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$3,314,385	$1,587,281	$720,279	$38,182	$5,660,127
Gross profit	292,755	$501,816	$450,250	$38,121	$1,282,942
Margin	8.8%	31.6%	62.5%	99.8%	22.7%
Fuel gallons	1,565,302
Nine months ended 1/31/2016
Revenue	$3,341,721	$1,496,586	$662,364	$38,461	$5,539,132
Gross profit	$295,830	$475,935	$415,220	$38,416	$1,225,401
Margin	8.9%	31.8%	62.7%	99.9%	22.1%
Fuel gallons	1,469,654

Fuel Gallons						Fuel Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2017	3.1%	3.7%	2.6%			F2017	19.5	¢	18.6	¢	17.9	¢
F2016	3.4	3.3	1.6	4.6%	3.0%	F2016	17.5		24.7		18.1		17.8	¢	19.6	¢
F2015	3.0	2.3	2.2	3.5	2.6	F2015	18.9		19.5		22.0		16.9		19.3

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2017	4.7%	3.1%	3.0%			F2017	31.6%	32.0%	31.1%
F2016	7.0	7.5	7.1	7.4%	7.1%	F2016	32.6	31.5	31.2	32.1%	31.9%
F2015	7.7	6.6	7.7	9.7	7.8	F2015	32.5	32.3	31.2	32.1	32.1

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2017	5.1%	5.1%	5.8%			F2017	62.8%	62.9%	61.7%
F2016	10.3	9.4	6.0	8.2%	8.4%	F2016	62.5	63.4	62.0	61.9%	62.5%
F2015	11.1	11.1	14.1	13.5	12.4	F2015	59.9	59.3	58.7	60.9	59.7

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 7, 2017. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Investor Relations section of our Web site and will be available in an archived format.